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                                                                  EXHIBIT 99.1



NEWS RELEASE











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[LETTERHEAD]                                         CTI Group [Holdings] Inc.
                                                       901 South Troop Road
NEWS RELEASE                                              P.O. Box 80360
                                                     Valley Forge, PA 19484 USA
February 3, 1998                                         -1 610 666-1700
FOR IMMEDIATE RELEASE                                Fax -1 610 666-7707
For more information contact:                      E-mail group@ctigroup.com
Mark H. Daugherty, CFO
Telephone: -1 610 666 1700



  CTIG Closes Transaction to Acquire Databit Ltd.--A Subsidiary of Siemens plc

Merger Significantly increases CTIG's Revenues, Customer Base, Staff, International Presence


Valley Forge, Pennsylvania USA. CTI Group (Holdings) Inc. (OTC:CTIG), following a board meeting, announced today that it has successfully concluded a transaction with Siemens plc of the U.K. to acquire Databit Ltd., a wholly-owned subsidiary of Siemens plc operating exclusively in telemanagement products and services. Databit now becomes a wholly-owned subsidiary of CTIG and will undergo a name change to CTI Data Solutions Ltd. to reflect market synergies with CTIG's major U.S. subsidiary CTI Data Solutions Inc.

     CTIG funded the transaction by the issuance to Siemens of a $2 million promissory note which will become due for repayment by February 2, 2001. The note carries interest at the rate of 10% per annum payable quarterly in arrears and is secured by a second lien on CTIG's assets, Mr. Bill Driscoll, Managing Director of Siemens plc, will join CTIG's board of directors.

     Based on historical financial information, the acquisition will dramatically increase CTIG's business. Assuming the acquisition had been effective from April 1, 1997, the fiscal year ending March 31, 1998 would show pro form annualized revenues increasing from approximately $3 million to approximately $8.3 million. The customer base will increase from approximately 4,500 North American sites to over 13,500 sites world-wide; and staff will increase from approximately 35 to 90 employees.


                                    -MORE-
                                                        Shipping Address
                                                     901 South Trooper Road
                                                   Valley Forge, PA  19482 USA

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February 3, 1998
CTIG Closes Transaction to Acquire Databit Ltd.--A Subsidiary of Siemens plc
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     CTIG's Chairman and CEO, Anthony P. Johns, said, "that by acquiring
Databit CTIG adds important critical mass; strengthens its product portfolio; significantly expands its sales distribution channels; and enhances its ability to market products internationally; in particular, the ability to market and support its new telecommunications billing products overseas."

     Mr. Johns continued, saying that, "the businesses of CTIG's U.S. subsidiaries and Databit are totally complementary. Both recently introduced new, Year-2000 compliant, Windows OS products for sale into mature markets eager to replace obsolete DOS systems and into new markets emerging world-wide from telecommunications industry deregulation. The companies have a non-overlapping market presence with respect to each other such that the merger will expand product offerings to each of the companies' existing customer bases."

     Said Mr. Johns, "We believe that Databit's high-end ClairePro (telemanagement) product for Windows NT-Registered Trademark- will gain an established network of new U.S. distributors within six months.
Subsequently--we will be investing further in our NEPTUNE Billing System for Windows NT and utilizing fully the benefits of our newly established presence in the U.K."

     CTIG, through its wholly-owned subsidiaries, designs, develops, markets and supports information processing software and services for managing telecommunications systems. The Company provides telemanagement solutions to corporate users of telecommunications services, and billing solutions for providers of telecommunications services to invoice customers.

     This release contains forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by CTIG with the U.S. Securities and Exchange Commission, specifically the most recent
Form 10-KSB.

For more information, contact:  Mark H. Daugherty
                                CTI Group (Holdings) Inc.
                                P.O. Box 80360
                                Valley Forge, PA 19484
                                Telephone: -1 610 666-1700


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